Exhibit 11


STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                      Fifty-three        Fifty-two
                                      weeks ended       weeks ended
                                      -----------   -------------------
                                        June 3,     May 28,     May 29,
                                         1995        1994        1993
                                        -------     -------     -------
                                                (in thousands,
                                            except per share data)

Net earnings                            $1,630      $  277      $1,679

Computation of weighted average
  common shares

Weighted average common shares
  outstanding                            8,818       8,817       8,811

Incremental common shares for
  full dilution of stock options
  using applicable market price             10                      32
                                         -----       -----       -----

Weighted average common shares
  on a fully diluted basis               8,828       8,817       8,843
                                         -----       -----       -----

Fully diluted earnings per
  common share                          $  .18      $  .03      $  .19
                                         =====       =====       =====

                                      -65-